Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

April 25, 2024

Axel André

[***]

Dear Axel:

We are impressed by your talent and confident you can grow your career at RGA. Our team celebrates your curiosity, prioritizes your wellbeing, and seeks to empower you to succeed. We hope you are energized by this chance to collaborate with the brightest minds in our industry to make financial protection accessible to all. We look forward to welcoming you to our global team.

This letter confirms the terms of our offer.

POSITION

We are pleased to formally offer you the following position:

Title: EVP, Chief Financial Officer

Manager: Tony Cheng

Location: Virtual, based in [***] with weekly travel to the home office

Employing Entity: RGA Enterprise Services Company

Target Start Date: June 24, 2024

BASE COMPENSATION

You will be paid an annualized base salary of $750,000 earned and payable bi-weekly pursuant to our normal payroll practices. Compensation for eligible employees is generally reviewed annually for those employees hired by September 30th of the previous year. RGA’s Human Capital Committee of the Board normally reviews executive compensation in December of each year which adjustments made effective in January of the following year.

ANNUAL BONUS PLAN

You will be eligible to participate in our annual bonus plan with a target bonus of 150% of your base salary as of December 31, prorated based on your start date. Bonuses have an award range of zero to a maximum of two times your bonus target, dependent on company, business unit, and individual performance, and are subject to the approval of executive leadership and the Board of Directors.

If paid, bonuses are usually deposited in March for the previous plan year’s performance. You must be employed on or before September 30th to be eligible to participate in that year’s bonus plan. You also must be employed on the date of the payout and not under notice of resignation to be eligible to receive a payment, as allowed by state and federal law.

LONG TERM INCENTIVE

You are eligible to receive an annual long-term incentive grant that typically occurs in the first quarter of each calendar year, in accordance with the Company’s Flexible Stock Plan (FSP) and subject to the approval of the Board of Directors. You must be employed by the last day of February to be eligible for that calendar year’s grant. As an eligible participant your award target percentage is 400% of base salary, which will be allocated to specific award types based on your level within the organization. We review program eligibility, payment and performance criteria on an annual basis and reserve the right to change or terminate the program at any time.

Due to the timing of your start date, RGA will provide a one-time grant with a value of $1,500,000 split evenly between Restricted Stock Units (RSU) and Stock Appreciation Rights (SARs). The actual number of RSUs will be based on the closing price of RGA common stock on the date of the grant and the actual number of SARs will be based on the closing price of RGA common stock and Black-Scholes value on the date of the grant. The date of the grant will be within your first 30 days of employment. The grant subject to a 3-year ratable vesting schedule whereby the first vesting date will be December 31, 2024 with 6/30th vesting; the second vesting date will be December 31, 2025 with 12/30th vesting; and the third vesting date will be December 31, 2026 with the remaining 12/30th vesting.

Given the level of this role within the organization, you will be subject to share ownership guidelines equal to 5 times your base salary; the actual number of shares you will be required to hold will be communicated to you each year in Q2. There is no time limit to reach your required ownership level.

SIGNING BONUS – ONE-TIME RESTRICTED STOCK UNIT AWARD

RGA will provide a one-Time Restricted Stock Unit (RSU) grant with a value of $1,000,000. The actual number of RSU’s granted will be based on the closing price of RGA common stock on the date of the grant, which will be within your first 30 days of employment. This grant is subject to a 3-year cliff vesting schedule.

BENEFITS

Beginning your first day of employment, we provide a comprehensive benefits package designed to support you and your eligible dependents. Details of these benefits can be found in the attached summaries.

LEGAL OBLIGATIONS TO PRIOR EMPLOYERS

The Company requires its employees to honor their legal obligations to their prior employers. Therefore, as a condition of your employment, you must not bring with you from your current or former employers any confidential or proprietary business information or use on behalf of the Company any confidential or proprietary information belonging to any prior employer or other third party, unless you have been expressly authorized by the owner of such information to do so in writing.

Further, if you have any valid written or other agreement with an existing or former employer that contains contractual restrictions that may continue to apply to you at any time during your employment with the Company, you must notify us. This offer and your employment with the Company are necessarily contingent upon your ability to legally accept this offer of employment. By accepting this offer, you certify that you have disclosed to the Company all contractual or other restrictions that may affect your ability to fully perform the duties and responsibilities of your position in the location for which you are being hired. While the Company will cooperate with your efforts to comply with your obligations, please keep in mind that compliance with your contractual obligations remains your personal responsibility. If you have any questions regarding these requirements, please contact your manager.

ADDITIONAL TERMS

This employment relationship is “at will” meaning this employment relationship may be terminated by either party for any reason at any time, with or without notice. Nothing in this letter constitutes a contract of employment in any way. This offer and your employment with us are contingent upon the following conditions and terms:

•	Submission and review of documents that verify your eligibility for employment in the United States; please be aware that we participate in the E-Verify employment eligibility verification system.

•

The truthfulness of the representations you have made during the interview process and completion and outcome of our background check process which includes, but may not be limited to, education, employment, credential, and criminal checks.

•	You have and retain any valid and unrestricted credentials, licenses or designations required for this position.

•	Your acknowledgement, that you have reviewed and will comply with the Company’s Code of Conduct that applies to all of your work at the Company.

•	Your agreement you will abide by all policies, practices, and procedures of the Company, which are subject to change at any time at the sole discretion of the Company

CLOSING

Congratulations on your offer! We hope you agree that our dynamic work environment and competitive rewards package create an extraordinary opportunity and that RGA is the right place for purpose-driven individuals like you to build a career. We look forward to your response, and if you have any questions, please contact me or our Chief HR Officer Ray Kleeman ([***]).

Sincerely,

/s/ Tony Cheng

Tony Cheng
President and Chief Executive Officer